EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
June 27, 2013
USEC Announces 1-for-25 Reverse Stock Split
BETHESDA, Md. - USEC Inc. (NYSE: USU) today announced that its stockholders have approved an amendment to its Certificate of Incorporation to implement a reverse stock split. Following the stockholder vote, USEC's Board of Directors determined that a 1-for-25 reverse stock split will be made effective on Monday, July 1, 2013. USEC's common stock will begin trading on the New York Stock Exchange (NYSE) on a split-adjusted basis when the market opens on Tuesday, July 2, 2013.
“We sought stockholder approval for the reverse stock split as a means to increase the per share price of our common stock and enable USEC to regain compliance with NYSE continued listing requirements regarding $1.00 minimum share price,” said John K. Welch, USEC president and chief executive officer. “We also believe the resulting increase in share price will improve the market's perception of our common stock and broaden the appeal of our stock to investors, particularly institutional stockholders.”
At its annual meeting of stockholders held today, USEC's stockholders granted to the Board of Directors the authority to implement a reverse stock split and to determine the exact reverse stock split ratio within an approved range. At the effective time of the reverse stock split, every 25 shares of USEC's issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock, without any change in the par value per share.
As a result of the reverse stock split, the number of issued and outstanding shares of common stock will be reduced from approximately 124 million to approximately 5 million. The number of authorized shares of common stock will be reduced from 250 million to 25 million. Proportional adjustments will be made to USEC's equity incentive plan and the number of rights associated with each share of USEC's common stock under USEC's tax benefit preservation plan. The reverse stock split will have no effect on the company's authorized shares of preferred stock.
USEC common stock will continue to trade on the NYSE under the symbol “USU”, but under a new CUSIP Number 90333E 207 and ISIN Number US90333E2072.
No fractional shares will be issued in connection with the reverse stock split. Following the reverse stock split, all fractional shares otherwise issuable will be aggregated and sold. Stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive a pro rata portion of the net cash proceeds in lieu of such fractional shares. Stockholders will receive instructions or notice from the company's transfer agent, Computershare, or their broker as to procedures for exchanging existing stock certificates for new book-entry shares and for the receipt of cash proceeds in lieu of fractional shares.
Additional information regarding the reverse stock split can be found in USEC's proxy statement filed with the Securities and Exchange Commission on May 20, 2013, a copy of which is available in the Investors section of the USEC website, www.usec.com under SEC filings or under financial reports.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

USEC Announces 1-for-25 Reverse Stock Split

Forward-looking statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause its actual future results to differ materially from those expressed in its forward-looking statements include, but are not limited to: the impact of the reverse stock split on USEC's common stock and the ability of the reverse stock split to increase USEC's stock price and to maintain USEC's stock price above $1.00 per share for at least the following 30 trading days to regain compliance with the NYSE continued listing requirements regarding $1.00 minimum share price; uncertainty regarding USEC's ability to maintain compliance with the NYSE's other continued listing standards, including uncertainty regarding the NYSE's acceptance of USEC's plan to regain compliance with the NYSE's total market capitalization listing standard; the impact of a potential de-listing of USEC's common stock on the NYSE, including the potential for the holders of USEC's convertible notes to require USEC to repurchase their notes in the event of a de-listing; and other risks and uncertainties discussed in USEC's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on USEC's website at www.usec.com. USEC does not undertake to update its forward-looking statements except as required by law.
Contact:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399